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                                                                  EXHIBIT (11)
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                                                                  EXHIBIT (11)



                             BUCKEYE PARTNERS, L.P.
                        COMPUTATION OF EARNINGS PER UNIT
             (In thousands, except for Units and per Unit amounts)
                                  (Unaudited)

                                             Quarter Ended             Six Months Ended
                                                June 30,                   June 30,
                                        ------------------------  --------------------------
                                           1994         1993          1994          1993
                                           ----         ----          ----          ----

Income from continuing operations
  before extraordinary charge           $    12,013  $     9,765  $    23,797   $    19,103
Loss from discontinued operations                 -            -            -          (127)
Extraordinary charge on early
  extinguishment of debt                          -            -       (1,569)            -
                                        -----------  -----------  -----------   -----------

Net income (loss)                       $    12,013  $     9,765  $    22,228   $    18,976
                                        ===========  ===========  ===========   ===========

Primary earnings per Unit:
  Income from continuing operations
    before extraordinary charge         $      0.99  $      0.80  $      1.96   $      1.57
  Loss from discontinued operations               -            -            -         (0.01)
  Extraordinary charge on early
    extinguishment of debt                        -            -        (0.13)            -
                                        -----------  -----------  -----------   -----------

  Net income                            $      0.99  $      0.80  $      1.83   $      1.56
                                        ===========  ===========  ===========   ===========

Fully-diluted earnings per Unit:
  Income from continuing operations
    before extraordinary charge         $      0.99  $      0.80  $      1.96   $      1.57
  Loss from discontinued operations               -            -            -         (0.01)
  Extraordinary charge on early
    extinguishment of debt                        -            -        (0.13)            -
                                        -----------  -----------  -----------   -----------

  Net income                            $      0.99  $      0.80  $      1.83   $      1.56
                                        ===========  ===========  ===========   ===========

Weighted average number of Units
 outstanding:
  Units outstanding at June 30           12,130,480   12,121,212   12,125,845    12,121,212
  Exercise of Options reduced by the
    number of Units purchased with
    proceeds (Primary)                       20,611       16,791       23,225        15,483
                                        -----------  -----------  -----------   -----------
  Total Units outstanding - Primary      12,151,091   12,138,003   12,149,070    12,136,695
                                        ===========  ===========  ===========   ===========

  Units outstanding at June 30           12,130,480   12,121,212   12,125,845    12,121,212
  Exercise of Options reduced by the
    number of Units purchased with
    proceeds (Fully-diluted)                 20,592       16,791       23,067        16,791
                                        -----------  -----------  -----------   -----------
  Total Units outstanding -
    Fully-diluted                        12,151,072   12,138,003   12,148,912    12,138,003
                                        ===========  ===========  ===========   ===========

Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulations S-K item 601(b)(11).